Exhibit (16)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of R. Jay Gerken, Kaprel Ozsolak, Robert I. Frenkel, Thomas C. Mandia, Rosemary Emmens, Barbara Allen and George P. Hoyt, with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee, Legg Mason Partners Equity Trust (the “Trust”) registration statement on Form N-14 (including amendments thereto), with respect to the Legg Mason Partners Small Cap Value Fund, a series of the Trust, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 21st day of August, 2009.

/s/ R. Jay Gerken	Trustee
R. Jay Gerken

/s/ Paul R. Ades	Trustee
Paul R. Ades

/s/ Andrew L. Breech	Trustee
Andrew L. Breech

/s/ Dwight B. Crane	Trustee
Dwight B. Crane

/s/ Robert M. Frayn, Jr.	Trustee
Robert M. Frayn, Jr.

/s/ Frank G. Hubbard	Trustee
Frank G. Hubbard

/s/ Howard J. Johnson	Trustee
Howard J. Johnson

/s/ David E. Maryatt	Trustee
David E. Maryatt

/s/ Jerome H. Miller	Trustee
Jerome H. Miller

/s/ Ken Miller	Trustee
Ken Miller

/s/ John J. Murphy	Trustee
John J. Murphy

/s/ Thomas F. Schlafly	Trustee
Thomas F. Schlafly

/s/ Jerry A. Viscione	Trustee
Jerry A. Viscione